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                                                                     Exhibit 2.1

                            PLAN OF REORGANISATION

     This Plan of Reorganization is made and entered into as of this 26th day of April, 2000 by and between FlexxTech Holdings, Inc. (formerly Infinite Technology Holding Corp.), a Nevada Corporation, hereinafter referred to as "FLEXHOLDINGS" and FlexxTech Corporation (formerly Infinite Technology Corporation), a Nevada Corporation, hereinafter referred to as "FLEXCORP", and Mardock, Inc., an Oregon Corporation, hereinafter referred to as "MARDOCK".

                                   RECITALS

     A. FLEXHOLDINGS is a Nevada corporation in good standing in said state with Twenty Five Million (25,000,000) shares of $.001 par value authorized and 100 shares outstanding.

     B. FLEXCORP is a public Nevada corporation in good standing in said state with Twenty Five Million (25,000,000) shares of $.001 par value authorized and 1,778,945 shares outstanding. FLEXCORP is the owner of 100 shares or 100% of the shares of FLEXHOLDINGS.

     C. MARDOCK is an Oregon corporation in good standing in said state engaged in the corporate promotion business.

     D.   FLEXHOLDINGS is desirous of acquiring MARDOCK.

     E. The parties believe it to be in their mutual best interest for FLEXHOLDINGS to acquire One Hundred percent (100%) of the common stock of MARDOCK in exchange for common stock of FLEXCORP.

     F. The parties desire the transaction to qualify as a tax free, stock for stock, reorganization pursuant to Internal Revenue Code 368(a)(1)(B), 1986, as amended.

     G. The parties desire to formalize their Agreement and Plan of Reorganization.

NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

     1. Plan and Reorganization: The parties hereby adopt a Plan of Reorganization whereby FLEXHOLDINGS will acquire One Hundred percent (100%) of the outstanding common stock of MARDOCK, pursuant to the terms and conditions set forth hereunder. The parties further acknowledge that it is their intent that such reorganization qualify as a tax free reorganization pursuant to applicable sections of the Internal Revenue Code of 1986, as amended. Both Parties, however, will seek their own tax counsel.

     2. Exchange: FLEXCORP hereby agrees on the behalf of FLEXHOLDINGS to transfer to the shareholders of MARDOCK Six Hundred Thousand (600,000) shares of authorized but unissued common stock of FLEXCORP in exchange for One Hundred percent (100%) of the common stock of MARDOCK. Said issuance will be made contemporaneously with the receipt of the MARDOCK shares.

     3. Business Purpose: The parties acknowledge that the purpose of the reorganization is to expand the business of FLEXHOLDINGS into the corporation promotional business and business to business e-commerce. And further to take advantage of the opportunity that now exist within the Internet.

     4. Exempt Transaction: All parties acknowledge and agree that any transfer of securities pursuant to this Agreement will constitute an exempt, isolated transaction and that the securities received in

                            PLAN OF REORGANISATION

such transfer or exchange shall not be registered under federal or state securities law.

     5. Transfer of Securities: All parties agree that the common stock of FLEXCORP received by MARDOCK shall be distributed directly to the shareholder of MARDOCK. The parties acknowledge that said shareholder has approved the terms and conditions of this Plan of Reorganization and exchange and distribution of the FLEXCORP stock.

     6. Unregistered Securities: MARDOCK is aware and acknowledge that the shares of FLEXCORP to be transferred to MARDOCK will be unregistered securities and may not be transferred by the holders thereof unless subsequently registered or an exemption from registration is available. The certificates issued to MARDOCK will bear a legend to the effect that the shares have not been registered and cannot be transferred unless subsequently registered or an exemption from registration is available.

     7. Default: In the event that either Party defaults in performing any of its duties or obligations under this Agreement, the Party responsible for such default shall pay all costs incurred by the other Party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney's fees, whether incurred through legal action or otherwise and whether incurred before or after judgment.

     8. Notices: Any notices or correspondence required or permitted to be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or to an officer or registered agent of a corporate party or may be given to depositing such notice or correspondence in the U.S. mail, postage prepaid, certified or registered, return receipt requested, addressed to the parties at the following address:


FLEXXTECH HOLDINGS, INC. and
FLEXXTECH CORPORATION
5777 W. Century Blvd., Suite 775
Los Angeles, CA 90045

MARDOCK, INC.
3200 Rivergate St. N.E.
McMinnville, OR 97128


Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U.S. mail. Any Party may change its address by giving written notice to the other Party as provided above.

     9. Binding: This Agreement shall be binding upon the Parties hereto and upon their respective heirs, representatives, successors and assignees.

     10. Governing Law: This Agreement shall be governed by and construed under the laws of the state of Nevada.

     11. Authority: The officers executing this Agreement on behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of their respective corporations.

     12. This Agreement may be signed in counterpart.

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                            PLAN OF REORGANISATION

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

FLEXXTECH HOLDINGS, INC.


By: /s/ Brian Kulhanjian
    ------------------------------------
    Brian Kulhanjian
    President, CEO, Secretary & Director


FLEXXTECH CORPORATION


By: /s/ Brian Kulhanjian
    ------------------------------------
    Brian Kulhanjian
    President, CEO, Secretary & Director


MARDOCK, INC.


By: /s/ Greg Mardock
    ------------------------------------
    Greg Mardock
    President and Director

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